Exhibit 99.1

Mesa Labs Announces Agreement to Acquire Agena Bioscience, Inc.

Lakewood, Colorado, September 14, 2021 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (“we”, “us”, “our”, “Mesa” or the “Company”), a global leader in the design and manufacturing of critical quality control solutions for the pharmaceutical, healthcare, and medical device industries, announced today that it has entered into a definitive agreement to acquire Agena Bioscience, Inc. (“Agena”) for a cash purchase price of $300 million, subject to customary purchase price adjustments.

Mesa expects to finance the all-cash transaction with a combination of cash on hand and proceeds from our credit facility. The transaction is expected to be completed in Mesa’s third fiscal quarter ending December 31, 2021, and is subject to customary conditions, including receipt of applicable regulatory approvals.

Agena is headquartered in San Diego, California and is a leading molecular diagnostics tools company that develops, manufactures, and supplies highly sensitive, low-cost, high-throughput, genetic analysis solutions to clinical labs and development partners globally. Excluding the impact of COVID-19 related revenues, Agena is expected to add between $63 million to $67 million of revenues during the first 12 months of ownership (of which approximately 65% is expected to be recurring in nature), deliver high single digit organic revenues growth over the next several years and excluding the impact of purchase accounting, generate gross profit percentages in the mid to high 60’s. Additionally, excluding the impact of COVID-19 related revenues, purchase accounting and integration expenses, we expect adjusted operating income1 as a percentage of revenues to approach 20% for the same first 12 months of ownership. Additionally, Agena is also expected to deliver an additional $3 million to $5 million of COVID-19 related revenues during the first year of ownership at approximately the same gross profit percentages stated above. The COVID-19 revenues are expected to tail off significantly after that time.

“Agena brings an innovative approach to the challenges of clinical genomics. Their MassArray system is a proven platform which integrates the best of mass spectroscopy and multiplex PCR; providing a unique combination of sensitivity, cost effectiveness, fast turnaround time, ease of use, and flexibility. These benefits strongly address the needs of clinicians to apply patient specific genomic information to make personalized treatment and monitoring decisions. We believe that The Mesa Way approach to continuous improvement will help the Agena team to continue to rapidly scale both commercially and operationally,” said Gary Owens, President and Chief Executive Officer of Mesa.

Peter Dansky, Chief Executive Officer of Agena, who will join Mesa to lead the new Clinical Genomics Division, added, “We are proud of our track record in bringing the power of genomics to the clinical setting in hereditary diseases, pharmacogenomics, oncology, infectious disease and sample integrity testing. Our robust technology platform along with deep customer partnership has been the foundation of our success. We built our company based on a strong team-oriented values system, and we see a great fit with the Mesa culture. We look forward to working with the Mesa team to expand the applications we deliver and innovate new technologies for clinical genomics.”

Jefferies LLC acted as the exclusive financial advisor and DLA Piper (US) LLP acted as legal advisors to Agena. Davis Graham and Stubbs LLP acted as legal advisor to Mesa.

For more detail, reference the Mesa Acquisition of Agena presentation in the Investor Relations section of Mesa’s website at www.mesalabs.com.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacturing of critical quality control solutions for the pharmaceutical, healthcare and medical device industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Biopharmaceutical Development, Instruments, and Continuous Monitoring) to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

1 Non-GAAP Financial Measure

In this release, we refer to the non-GAAP financial measure adjusted operating income (“AOI”), which is defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation expense, and impairment loss on goodwill and long-lived assets. We are unable to provide a reconciliation of forward-looking AOI because components of the calculation are inherently unpredictable and currently unknown.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that statements in this press release which are not strictly historical statements including, without limitation, express or implied statements or guidance regarding the expected results of the proposed acquisition of Agena on Mesa’s future financial performance, including the accretive nature and the timing of the accretive nature of the acquisition, expected synergies following the acquisition of Agena, customer adoption of Agena’s products, the expected expansion of Mesa’s product lines, the timing of the closing of the acquisition and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the risk that the proposed acquisition may not be completed in a timely manner, or at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition; our ability to integrate Agena’s business and personnel and to achieve expected synergies; our ability to maintain or expand Agena’s historical sales; our ability to accurately forecast the acquisition, related restructuring costs and allocation of the purchase price, goodwill and other acquired intangibles and other asset adjustments; the risk of any litigation relating to the transaction; and other risks detailed in Mesa’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Mesa periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Mesa contemplated by these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. These forward-looking statements reflect management’s current views and are based only on information currently available to us. Mesa does not undertake to update, whether written or oral, any of these forward-looking statements to reflect a change in its views or events or circumstances, whether as a result of new information or otherwise, that occur after the date hereof except as required by law.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com

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